Exhibit (h)(14)(ii)

RBC FUNDS TRUST

SECOND AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 27th day of November, 2012, to the Transfer Agent Servicing Agreement, dated as of the 28th day of December, 2009, as amended July 1, 2011 (the “Agreement”), is entered into by and between RBC FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the Agreement to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RBC FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Kathleen A. Gorman	By:	/s/ Michael R. McVoy
Printed Name:	Kathleen Gorman	Printed Name:	Michael R. McVoy
Title:	President & CEO	Title:	Executive Vice President

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Amended Exhibit A to the Transfer Agent Servicing Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series

RBC Mid Cap Value Fund

Access Capital Community Investment Fund

Prime Money Market Fund

Tax-Free Money Market Fund

U.S. Government Money Market Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC SMID Cap Growth Fund

RBC Microcap Value Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Global High Yield Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

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